EXHIBIT 4.1



             STOCK, REGISTRATION RIGHTS, AND ESCROW AGREEMENT


     This Stock, Registration Rights, and Escrow Agreement (this "Agreement") is made and entered into as of July 28, 1994, by and among Talley Industries, Inc., a Delaware corporation ("Talley"), Waterbury Companies, Inc., a Delaware corporation and a wholly-owned subsidiary of Talley ("Waterbury"), and The Ball and Socket Manufacturing Company, Inc., a Delaware corporation ("Balso").

                                 RECITALS

A. Waterbury and Balso have entered into that certain Asset Purchase Agreement dated as of July 28, 1994 (the "Purchase Agreement"), pursuant to which, Waterbury has purchased substantially all of the non-real estate assets of Balso. All capitalized terms not otherwise defined herein shall have the meaning of such capitalized term as set forth in the Purchase Agreement.

B. The Purchase Agreement provides for the issuance to Balso of shares of Common Stock, $1 par value ("Common Stock") of Talley upon the terms and conditions set forth in this Agreement.

C. Talley, Waterbury and Balso have agreed that an escrow account be established as partial security for performance by Balso of its obligations under Article IX of the Purchase Agreement and Article V of this Agreement upon the terms and conditions set forth in this Agreement.

D. Talley has agreed to grant Balso certain registration rights with respect to the Common Stock issued to Balso upon the terms and conditions set forth in this Agreement and Balso has agreed to grant Talley certain rights of first refusal with respect to such Common Stock upon the terms and conditions set forth in this Agreement.


                                 AGREEMENT


     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of the parties hereto, intending to be legally bound, agree as follows:




                                 ARTICLE I

                         ISSUANCE OF COMMON STOCK

1.1 Issuance of Stock. Pursuant to and in accordance with the Purchase Agreement and subject to the terms and conditions set forth in this Agreement, Talley shall issue to Balso on the second anniversary of the Closing Date Three Hundred Twenty Three Thousand Two Hundred Thirty Two (323,232) shares of Common Stock (hereinafter referred to as the "Stock"), subject to adjustment pursuant to Section 1.2 below. The number of shares of Stock was calculated by dividing $2,000,000 by the average Closing Price (as defined in Section 7.14 hereof) of the Common Stock for each of the 10 Trading Days (as defined in Section 7.14 hereof) preceding the Closing Date. Immediately upon issuance by Talley of any or all of the Stock, stock certificates evidencing a portion of the shares of Stock so issued shall be deposited directly by Talley into an escrow account in accordance with Article III hereof. Upon receipt by the escrow agent of such certificates, the escrow agent shall hold the Stock subject to the terms of this Agreement.

1.2  Adjustments to the Number of Shares of Stock to be Issued.

     1.2.1 The number of shares of Stock to be issued to Balso pursuant to Section 1.1 hereof shall be subject to adjustment from time to time as follows:

     (a) In case, after the Closing Date and before issuance of the Stock, Talley shall (i) take a record of the holders of the Common Stock for the purpose of entitling them to receive a dividend payable in shares of Common Stock,
          (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the "Stock" shall thereafter (unless and until further adjusted under this Section 1.2) be deemed to consist of the number of shares of Common Stock of Talley which would have been held by (and/or which would have been issuable to) the holder of the Stock if the Stock had been outstanding on such record date or the day upon which such subdivision or combination becomes effective.

     (b) In case, after the Closing Date and before issuance of the Stock, there shall be any recapitalization (other than as described in paragraph (a) above), or reclassification of the Common Stock, or a consolidation or merger of Talley with or into another corporation, or any sale or conveyance to another corporation of all or substantially all the assets of Talley or dissolution or total liquidation of Talley, the Stock shall thereafter (unless and until further adjusted under this Section 1.2) be deemed to consist of shares of stock, other securities, cash or property which would have been held by (and/or which would have been receivable by) the holder of the Stock if the Stock had been outstanding on the record date or effective date for such recapitalization, reclassification, dissolution, liquidation, or consolidation, merger, sale or conveyance.

     (c) In case, after the Closing Date and before issuance of the Stock, there shall be a partial liquidation of Talley, whether voluntary or involuntary, or any other transaction not described in paragraphs (a) or (b) above in which shares of stock, other securities, cash, or property are exchanged for, or distributed with respect to, the Stock, and in the event such liquidation or other transaction does not give rise to a full adjustment under paragraphs (a) and (b) above, then the Stock shall thereafter (unless and until further adjusted under this Section 1.2) be deemed to consist of shares of stock, other securities, cash or property which would have been held by (and/or which would have been receivable by) the holder of the Stock if the Stock had been outstanding on the record date or effective date for such dissolution, liquidation or other transaction.

     1.2.2 The term "Stock", for purposes of this Agreement, shall include any adjustments made pursuant to Section 1.2.1 hereof and any securities, cash or property issuable to, or receivable by, Balso pursuant to Sections 1.2.1 or 2.11 hereof.

1.3 Ownership Rights. Until the issuance of the Stock, Balso shall not possess nor be entitled to any voting or other rights with respect to shares of Common Stock, except as otherwise expressly set forth in this Agreement.

1.4 Duly and Validly Issued. Talley represents that the Stock, upon issuance in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and will be delivered to Balso and the escrow agent, as the case may be, free and clear of all claims, liens, encumbrances and security interests.

1.5  Investment Only.

     1.5.1 In connection with the issuance to Balso of the Stock hereunder, Balso hereby represents to Talley that the Stock is being acquired by Balso for investment for its own account and not for the account or beneficial interest of any other person and that the Stock is not being acquired with a view to or for resale in connection with any distribution within the meaning of any applicable securities laws. Balso understands that the Stock will not have been registered under any securities laws and as such, must be held until it is subsequently registered under applicable securities laws or an exemption from registration thereunder is available.

     1.5.2 Balso further acknowledges that Talley's reliance that the transaction is exempt from applicable securities laws is, in part, based upon the foregoing representation and that the statutory basis for such exemption may not be present if, notwithstanding such representation, Balso were acquiring the Stock for resale or distribution upon the occurrence or non-occurrence of some predetermined events.

     1.5.3 Any offer or transfer of the Stock by Balso pursuant to an exemption claimed under applicable securities laws will require a favorable opinion of Balso's counsel, reasonably satisfactory to counsel for Talley, in order for Balso to effectuate the offer or transfer.

     1.5.4 Balso understands that the certificate(s) representing the Stock will bear a restrictive legend thereon as follows (in addition to the legends required by Sections 3.1 and 4.3.3 hereof):

     "The securities represented by this certificate have been acquired for investment only directly from the issuer without being registered under any applicable securities laws. These securities may not be offered, sold, pledged, transferred, distributed or otherwise disposed of in any manner ("Transfer") unless they are registered under any applicable securities laws or unless the request for Transfer is accompanied by a favorable opinion of counsel, reasonably satisfactory to the issuer, stating that the Transfer will not result in a violation of any federal, state or other jurisdiction's securities laws."

     The legend required by this Section 1.5.4 will be removed from such certificates, at the request of the holder thereof, at such time as the shares of Stock represented by the certificates are eligible for resale under Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"); provided that such request is accompanied by a favorable opinion of Balso's counsel, reasonably satisfactory to counsel for Talley, that the shares are so eligible.

     1.5.5 Balso understands that in the absence of a registration statement declared effective by the Securities and Exchange Commission (the "SEC") or a favorable opinion of Balso's counsel, reasonably satisfactory to counsel for Talley, that such offer or transfer of the Stock by Balso is exempt from registration under applicable securities laws, Talley will direct the transfer agent for the Stock to place a stop transfer instruction against the certificate(s) representing the Stock and will instruct such transfer agent to refuse to effect any offer or transfer of the Stock.

     1.5.6 Balso represents and warrants that it is in receipt of the following documents: (a) Talley's 1993 Annual Report to Stockholders; (b) Talley's Proxy Statement for its 1994 Annual Meeting of Stockholders; (c) Talley's Form 10-Q for the quarter ended March 31, 1994; (d) Prospectus, dated October 15, 1993, for the issuance of Senior Notes and Senior Discount Debentures of Talley Manufacturing and Technology, Inc. and Talley, respectively;
(e)Talley's Form 10-K for the year ended December 31, 1993; (f) a copy of the Findings of Fact, Conclusions of Law and Order re Defendants' Motion for Order Requiring Payment of Royalties in the TRW, Inc. vs. Talley et al litigation; and (g) a copy of a press release issued by Talley, dated July 26, 1994, reporting its results of operations for the quarter ended June 30, 1994.

     Balso confirms to Talley that it has also received such other documents and information including, but not limited to, documents and information regarding Talley's litigation with TRW, Inc., as Balso and its advisors requested in order to make its investment decision regarding the Stock. Balso further confirms that it has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of Talley concerning Talley and the Stock. No oral representations have been made, or oral information furnished, to Balso, or its representatives, in connection with the purchase of the Stock which would constitute an assurance or guarantee of any future results of operations.

     1.5.7 Balso confirms to Talley that Balso has such knowledge and experience in financial and business matters so as to enable it to utilize the information made available to it in connection with the Stock in order to evaluate the merits and risks of an investment in the Stock and to make an informed investment decision with respect thereto.

     1.5.8 Balso represents and warrants to Talley that neither Balso nor any of its officers, directors, stockholders or affiliates beneficially own (within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934) any shares of Common Stock.

1.6 Reservation of Shares. The number of shares of Stock to be issued to Balso have been set aside by Talley out of authorized but unissued shares of Common Stock not reserved for any other purposes or out of shares of Common Stock held in or acquired for the treasury of Talley.

1.7 Right of Set-off. At the time of issuance of the Stock, if Waterbury has been determined by a court of competent jurisdiction, arbitration panel or the Neutral (as defined below in Section 6.2) or a settlement agreement between Waterbury and Balso to be entitled to payment for any Claims pursuant to Article IX of the Purchase Agreement, the number of shares of Stock to be issued may be reduced, in the sole discretion of Talley, by an amount equal to the amount of such Claims divided by the average Closing Price of the Common Stock for each of the 30 Trading Days preceding the issuance of the Stock.


                                ARTICLE II

                           REGISTRATION OF STOCK


2.1 Shelf Registration. Talley shall file, no later than 45 days prior to the time that the Stock is issued to Balso, a "shelf" registration statement on any appropriate form pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC to register the Stock for resale by Balso. Talley agrees to use its best efforts to cause such registration statement to become effective as of the date the Stock is first issued and remain effective until the earlier of (a) the third anniversary of the date that the Stock is deemed acquired for purposes of Rule 144 under the Securities Act, or (b) the Stock ceases to be restricted securities within the meaning of Rule 144 under the Securities Act or is otherwise transferable without volume and transfer limitations under applicable securities laws; provided, however, Talley shall have the right to delay the filing of the registration statement or to withdraw the registration statement if, in the good faith judgment of Talley's board of directors, such delay or withdrawal is necessary in order to avoid interference with a material transaction involving Talley or an affiliate; provided that Talley shall use its best efforts to file the registration statement and cause the registration statement to become effective as soon as reasonably practicable once the reason for such delay or withdrawal has ceased. Talley agrees that before filing the registration statement or any amendments thereto, Talley will furnish to Balso copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of Balso and its counsel.

2.2 Amendments and Supplements. Talley shall prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply with the provisions of the Securities Act with respect to the disposition of the Stock.

2.3 Prospectuses and Documents. Talley shall furnish to Balso such number of copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other documents, as Balso may reasonably request in order to facilitate the public sale or other disposition of the Stock.

2.4 Blue Sky Laws. Talley shall use its best efforts to register or qualify the Stock under such other securities laws or blue sky laws of such jurisdictions as Balso shall reasonably request, to keep such registrations or qualifications in effect for so long as the registration statement remains in effect and do any and all other acts and things which may be necessary or advisable to enable Balso to consummate the disposition in such jurisdictions of the Stock, except that Talley shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 2.4 be obligated to be qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

2.5 Notices. Talley shall notify Balso of Talley's becoming aware that any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly amend the registration statement (if necessary) and prepare and furnish to Balso a reasonable number of copies of a prospectus supplemented or amended so that such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

2.6 Earnings Statement. Talley shall use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, beginning with the first day of Talley's first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act.

2.7 New York Stock Exchange Listing. Talley shall list the Stock on the New York Stock Exchange prior to the issuance of the Stock to Balso, and shall thereafter maintain the listing of the Stock during the effectiveness of the registration statement, subject only to official notice of issuance.

2.8 Suspension of Disposition. Balso hereby agrees that upon receipt of any notice from Talley of the occurrence of any event of the kind described in Section 2.5 hereof Balso will forthwith discontinue disposition of the Stock pursuant to the registration statement covering such stock until receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.5 and, if so directed by Talley, will deliver to Talley (at Talley's expense) all copies, other than permanent file copies, then in Balso's possession of the prospectus covering the Stock current at the time of receipt of such notice.

2.9 Information Regarding Balso. Balso hereby agrees to furnish in writing all information in Balso's possession or knowledge required to be disclosed by selling stockholders by the applicable rules and regulations of the SEC in connection with the registration of the Stock, including, but not limited to, information regarding Balso and the distribution of the Stock, and such other information as Talley may from time to time reasonably request. Balso also agrees to cooperate as reasonably requested by Talley in connection with all matters contemplated by this Article II.

2.10 Registration Expenses. With respect to the registration of the Stock, Talley shall bear the following fees, costs and expenses: all registration, filing and National Association of Securities Dealers, Inc. fees, printing expenses, fees and disbursements of counsel and accountants for Talley, and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the Stock is to be registered or qualified. Fees and disbursements of counsel and accountants for Balso, underwriting discounts and commissions, brokerage expenses and transfer taxes for Balso and any other expenses incurred by Balso not expressly included above shall be borne by Balso.

2.11 Exceptions to Registration. Notwithstanding any other provision of this Article II to the contrary, Talley shall not be required to file a registration statement with respect to any shares of Stock that Balso would be able to sell pursuant to Rule 144 under the Securities Act and/or any similar rule that may be adopted by the SEC. Furthermore, in lieu of filing the registration statement required by Section 2.1, Talley shall have the right, in its sole discretion, to either (i) pay cash to Balso in an amount equal to the number of shares of Stock to be issued multiplied by the average Closing Price of the Common Stock for each of the 30 Trading Days preceding the date on which the Stock would have been issued to Balso, or (ii) arrange for or designate a third party to purchase for cash all of the Stock to be issued at a price per share equal to the average Closing Price of the Common Stock for each of the 30 Trading Days preceding the date on which the Stock would have been issued to Balso. The closing for the purchase and sale shall occur no later than 15 business days following the date on which the Stock would have been issued to Balso.


                                ARTICLE III

                              ESCROW ACCOUNT


3.1 Contents of Escrow Account. Immediately upon issuance by Talley of the Stock, stock certificates evidencing a portion of the shares of Stock so issued shall be deposited directly by Talley into an escrow account. Balso understands that the certificates evidencing the shares of Stock deposited with the escrow agent will bear a restrictive legend that the Stock is subject to the terms of
Article III hereof (in addition to the legends required by Sections
1.5.4 and 4.3.3. hereof). The number of shares of Stock deposited into the escrow account shall equal $1,000,000 divided by the average Closing Price for the Common Stock for each of the 30 Trading Days preceding the issuance of the Stock; provided, however, if at the time of the issuance of the Stock Waterbury may be entitled pursuant to Article IX of the Purchase Agreement to payment for any Claims and the amount of the Claims cannot be determined at that time, then an additional portion of the Stock shall be deposited directly into the escrow account. The number of additional shares of Stock to be deposited into the escrow account shall equal a reasonable estimate of the maximum amount of the Claims divided by the average Closing Price for the Common Stock for each of the 30 Trading Days preceding the issuance of the Stock. Waterbury and Balso shall mutually and in good faith promptly agree upon the estimate of the maximum amount of the Claims and until they are able to agree upon the estimate, all of the Stock shall be deposited into the escrow account. All stock certificates evidencing shares of Stock deposited into the escrow account shall be properly endorsed by Balso, or accompanied by such instrument of transfer as to enable the escrow agent to cause such certificates to be transferred to Talley and/or Waterbury pursuant to Section 3.3 hereof.

3.2 Escrow Agreement and Agent. The escrow account shall be administered by a reputable independent financial institution selected by Talley and reasonably acceptable to Balso. After the selection of the escrow agent, Talley, Waterbury, Balso and the escrow agent shall enter into an escrow agreement in form and substance usual and customary for an escrow account of this type, that contains the terms and conditions set forth in this Agreement, and that is reasonably acceptable to Talley, Waterbury, Balso and the escrow agent. Promptly after the Closing Date, the parties shall use their best efforts to cause the escrow agent to be identified and a reasonably acceptable escrow agreement to be signed.

3.3 Payments to Talley and/or Waterbury. Talley and Waterbury shall be required, prior to pursuing any other remedy for the payment of money, to direct the escrow agent to deliver to Talley and/or Waterbury shares of Stock and/or property in the escrow account in satisfaction of Balso's obligations under Article IX of the Purchase Agreement. The escrow agent shall deliver the shares of Stock and/or property in the escrow account to Talley and/or Waterbury, as directed by Talley, as follows:

     3.3.1 Upon receipt by the escrow agent of notarized officers' certificates from both Talley and Balso certifying to the escrow agent that the payment of a Claim is due and owing;

     3.3.2 On the tenth business day immediately following the receipt by both the escrow agent and Balso of a notarized officers' certificate from Talley certifying that the payment of a Claim is due and owing unless Balso has sent a notice to both Talley and the escrow agent disputing such Claim within such 10-day period; or

     3.3.3 Upon receipt by the escrow agent of a notarized officers' certificate from Talley certifying that the payment of a Claim is due and owing as well as evidence of a judgment or award against Balso, not subject to appeal, entered by a court of competent jurisdiction, arbitration panel or the Neutral (as defined below in Section 6.2) or a settlement agreement between Waterbury and Balso conclusively showing that the payment of a Claim is due and owing.

For purposes of this Section 3.3, the value of the shares of Stock shall be equal to the average Closing Price of the Common Stock for each of the 30 Trading Days preceding the payment of the Claim.

3.4  Payments to BALSO.

     3.4.1 On the third and fourth anniversaries of the Closing Date, Balso may withdraw shares of Stock and/or property from the escrow account in order to reduce the value of the escrow account to $750,000 on the third anniversary and $500,000 on the fourth anniversary; provided, however, if at that time Waterbury is entitled to payment for any Claims pursuant to Article IX of the Purchase Agreement and the amount of the Claims can be determined at that time, the Claims must be paid prior to determining the amount of Stock and/or property that Balso can withdraw. If, however, Waterbury may be entitled to payment for any Claims pursuant to Article IX of the Purchase Agreement and the amount of the Claims cannot be determined at that time, an amount equal to a reasonable estimate of the maximum amount of the Claims must be retained in the escrow account in addition to the amounts otherwise required by the preceding sentence. The additional amount to be retained in the escrow account shall promptly be mutually agreed upon in good faith by Waterbury and Balso and Balso may not make any withdrawals from the escrow account until the amount to be retained in the escrow account is determined. For purposes of this
Section 3.4.1, the value of the shares of Stock shall be equal to the average Closing Price of the Common Stock for each of the 30 Trading Days preceding the relevant anniversary date. The value required to be maintained in the escrow account on each anniversary date shall hereinafter be referred to as the "Required Minimum."

Any stock certificates evidencing shares of Stock and/or property in the escrow account in excess of the Required Minimum on the relevant anniversary date shall be delivered to Balso on the date immediately following the date on which the escrow agent received notarized officers' certificates from both Talley and Balso certifying to the escrow agent the number of shares of Stock and/or amount of property Balso is entitled to withdraw, or on the tenth business day immediately following the receipt by the escrow agent and Talley of a notarized officers' certificate from Balso certifying as to the number of shares of Stock and/or amount of property Balso is entitled to withdraw unless Talley has sent a notice to both Balso and the escrow agent disputing the number of shares of Stock and/or amount of property Balso is entitled to withdraw within such 10-day period.

     3.4.2 Any stock certificates evidencing shares of Stock and/or property remaining with the escrow agent upon termination of the escrow account shall be delivered to Balso on the date immediately following the date on which the escrow agent received notarized officers' certificates from both Talley and Balso certifying to the escrow agent that the escrow account is terminated, or on the tenth business day immediately following the receipt by the escrow agent and Talley of a notarized officers' certificate from Balso certifying that the escrow account is terminated unless Talley has sent a notice to both Balso and the escrow agent disputing the termination of the escrow account within such 10-day period.

3.5 Termination of Escrow Account. The escrow account will terminate on the fifth anniversary of the Closing Date; provided, however, if at that time Waterbury may be entitled to payment for any Claims pursuant to Article IX of the Purchase Agreement and the amount of the Claims cannot be determined at that time, then an amount equal to a reasonable estimate of the maximum amount of the Claims will be retained in the escrow account and the escrow account will not terminate until the actual amount of such Claims can be determined and the escrow agent has delivered to Talley and/or Waterbury either shares of Stock and/or property with respect to such Claims. Waterbury and Balso shall promptly mutually agree in good faith upon the estimate of the maximum amount of the Claims. After the amount to be retained in the escrow account has been determined, Balso shall be entitled to withdraw any shares of Stock and/or property in the escrow account that is in excess of that amount.

3.6 Dividends and Distributions. If any dividend or other distribution in respect of the Stock held by the escrow agent is paid, either in cash, capital stock of Talley or other property, Talley shall deposit directly with the escrow agent such cash, capital stock or property and the escrow agent shall hold, subject to the terms of the escrow account including, but not limited to
Section 3.4 above, the cash, stock certificates or other property received by the escrow agent on account of such dividend or distribution, which shall be deemed to be part of the Stock held by the escrow agent.

3.7 Dissolution of Talley. In the event of the dissolution or total or partial liquidation of Talley, whether voluntary or involuntary, the escrow agent shall receive cash, securities, rights, or property in respect of the Stock held by the escrow agent, and shall hold, subject to the terms of the escrow account, the cash, securities, rights or property received by him on account of such dissolution or liquidation, which shall be deemed to be part of the Stock held by the escrow agent.

3.8 Reorganization of Talley. In case Talley is merged into or consolidated with another corporation, or all or substantially all of the assets of Talley are transferred to another corporation, then in connection with such transfer the term "Talley" for all purposes of the escrow account shall be taken to include such successor corporation, and the escrow agent shall receive and hold in the escrow account any stock of such successor corporation received on account of the ownership, subject to the terms of the escrow account and which stock shall be deemed to be part of the Stock held by the escrow agent, of the stock held hereunder prior to such merger, consolidation, and transfer.

3.9 Administration of the Fund. Balso shall have the right to direct the escrow agent to sell for cash any shares of Stock in the escrow account and to direct the investment and reinvestment of the proceeds of any such sales in one or more of the following investments (the "Obligations") from time to time.

 3.9.1 Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America; or

 3.9.2 Certificates of deposit issued by any bank, trust company or national banking association (including the escrow agent), provided that the capital stock, surplus and undivided profits of such institution are not less than $50,000,000; or

 3.9.3 Commercial paper having a rating of at least "prime" at the time of such investment; provided, however, at least one-half of any funds shall be invested in Obligations having maturities of six months or less and the remainder of such funds shall be invested in Obligations having maturities of one year or less.

3.10 Earnings. Any earnings from any Obligations, and any other income from whatever source arising from funds in the escrow account, shall be retained in the escrow account subject to the terms of the escrow account including, but not limited to, Section
3.4 above, and any loss incurred from any such investment will be borne by the escrow account; provided, however, that in no event shall any gain or loss borne by the escrow account affect Balso's obligation to indemnify Waterbury pursuant to Article IX of the Purchase Agreement.

3.11 Irrevocable Escrow. Balso, Waterbury and Talley agree that the escrow account shall be irrevocable and that the authority of the escrow agent shall not be terminated by operation of law, whether by bankruptcy, insolvency, reorganization of Balso or the occurrence of any other event. Accordingly, notwithstanding any such bankruptcy, insolvency, reorganization or other event prior to the termination of the escrow account, the escrow agent is nevertheless authorized and directed to deal with the escrow account in accordance with the terms and conditions hereof, as if such bankruptcy, insolvency, reorganization or other event had not occurred, regardless of whether the escrow agent shall have received notice of such bankruptcy, insolvency, reorganization or other event.

3.12     Rights and Powers of Escrow Agent.

 3.12.1 Balso, Waterbury and Talley agree to hold the escrow agent harmless and to indemnify the escrow agent against loss, liability, expense (including reasonable attorneys' fees and disbursements), claim or demand arising out of or in connection with the performance of its obligations in connection with the escrow account as and to the extent set forth in the escrow agreement.

 3.12.2 Balso, Waterbury and Talley agree that should any dispute arise with respect to the payment and/or ownership or right of possession of any shares of Stock and/or property in the escrow account, the escrow agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of said escrow account until such dispute shall have been settled in accordance with the procedure set forth in Article VI hereof; provided, however, that the escrow agent shall be under no duty whatsoever to institute or defend any such proceedings.

 3.12.3 Balso, Waterbury and Talley agree that the escrow agent shall receive its customary fees, and charges for serving as escrow agent. In addition, the escrow agent shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, attorneys, and counsel as it may deem necessary and proper. All such fees and charges and any such expenses or charges incurred by and due to the escrow agent shall be shared equally among Talley, Waterbury and Balso, except that all such fees and charges related to Balso's right to direct the sale of Stock in the escrow account and to the investment and reinvestment of the proceeds of any such sales shall be borne solely by Balso.


                                ARTICLE IV

                      TALLEY'S RIGHT OF FIRST REFUSAL


4.1 Privately Negotiated Transactions. Until the escrow account is terminated, in the event that Balso desires to sell shares of Stock in a privately negotiated transaction and not in a public market transaction, Balso shall give Talley notice of its intention to sell setting forth the terms and conditions of the transaction in reasonable detail, including, but not limited to, the identity of the purchaser, if known, the number of shares proposed to be sold and the price at which Balso proposes to sell the shares. Talley or its designee shall have five business days from such notice to notify Balso of its desire to purchase such number of shares at the price and otherwise on the terms specified in Balso's notice of intention to sell. The closing for the purchase and sale shall occur no later than 15 business days following Talley's notice of its election to purchase the shares. In the event that Talley does not notify Balso within five business days of Balso's notice of Talley's desire to purchase or have its designee purchase the shares at the price specified in Balso's notice, Balso shall be free to close the transaction specified in the notice within 60 days on the terms and conditions specified in the notice and subject to applicable securities laws. In the event that Balso does not so dispose of such shares, Balso must give a new five business days notice to Talley and Talley or its designee shall have the right to purchase the shares at the price set forth in the new notice.

4.2 Public Market Transactions. Until the escrow account is terminated, in the event that Balso proposes to sell shares of Stock in an amount in excess of the limits specified in Rule 144 under the Securities Act (and/or any similar rule that may be adopted by the SEC) in a public market transaction, Balso shall first give Talley notice of the proposed sale, and Talley or its designee shall have two business days to give Balso notice of its desire to purchase such shares in excess of such limits at the average Closing Price of the Common Stock for each of the 30 Trading Days preceding the date of Balso's notice to Talley. The closing for the purchase and sale shall occur no later than three business days following Balso's notice to Talley of the proposed sale. If Talley or its designee fail to deliver such notice to Balso or elects not to purchase such shares, Balso shall thereafter be entitled to sell the same number of shares of Stock specified in Balso's notice to Talley in public market transactions without providing Talley notice or any right to purchase such shares.

4.3  General.

 4.3.1 Talley's or its designee's right of first refusal set forth in Sections 4.1 and 4.2 hereof shall remain in effect as long as Balso, its affiliates, stockholders and immediate family members of such stockholders, beneficially own (within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934), in the aggregate, more than one percent of the issued and outstanding Common Stock, but in no event shall it remain in effect after the escrow account is terminated.

 4.3.2 Talley's and its designee's right of first refusal set forth in Sections 4.1 and 4.2 hereof shall not apply to transfers of Stock to Balso's stockholders or its affiliates, or among Balso's stockholders and their immediate family members; provided that the transfers are in accordance with any applicable securities laws, the terms and conditions of this Agreement and that the transferees agree in writing to be subject to the terms and conditions of this Agreement including, without limitation, Talley's or its designee's right of first refusal.

 4.3.3 Balso understands that the certificates evidencing the shares of Stock will bear a restrictive legend regarding the right of first refusal set forth in Sections 4.1 and 4.2 (in addition to the legends required by Sections 1.5.4 and 3.1 hereof).

 4.3.4 Talley's and its designee's right of first refusal is subject to the provisions of any applicable securities and other laws and the requirements of the New York Stock Exchange.


                                 ARTICLE V

                              INDEMNIFICATION


5.1 Indemnification of Balso. Talley and Waterbury agree to indemnify Balso and hold it harmless, upon demand at any time and from time to time after the date of this Agreement for, from and against any and all losses, liabilities, claims, demands, damages, recoveries, lawsuits, deficiencies, penalties, causes of action, obligations, settlements, fines, disbursements, costs and expenses (including, without limitation, any interest which may be imposed pursuant to Article VI of this Agreement or by a court of competent jurisdiction, in connection therewith or any Legal Expenses) (collectively, "Claims"), directly or indirectly, arising out of, relating to, or based upon:

 5.1.         Any misrepresentation, or breach of any
representation, warranty, covenant or agreement made by Talley or Waterbury in this Agreement or in any collateral documents delivered pursuant to this Agreement; or

 5.1.2 Any untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they are made) complete or not misleading, except insofar as such losses, liabilities, claims, demands, damages, recoveries, lawsuits, deficiencies, penalties, causes of action, obligations, settlements, fines, disbursements, or costs and expenses, arise out of, relate to, or are based upon an untrue statement or omission contained in information with respect to Balso furnished to Talley by or on behalf of Balso.

5.2 Indemnification of Talley. Balso agrees to indemnify Talley and Waterbury and hold them harmless, upon demand at any time and from time to time after the date of this Agreement for, from and against any and all Claims, directly or indirectly, arising out of, relating to, or based upon:

 5.2.         Any misrepresentation, or breach of any
representation, warranty, covenant or agreement made by Balso in this Agreement or in any collateral documents delivered pursuant to this Agreement; or

 5.2.2 Any untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they are made) complete or not misleading, but only to the extent that such losses, liabilities, claims, demands, damages, recoveries, lawsuits, deficiencies, penalties, causes of action, obligations, settlements, fines, disbursements, or costs and expenses, arise out of, relate to, or are based upon an untrue statement or omission contained in information with respect to Balso furnished to Talley by or on behalf of Balso.

5.3 Process. Promptly after any person entitled to indemnification under this Article (an "indemnified party") receives notice of the commencement of any Claim the indemnified party shall notify the person that is obligated to provide such indemnification (the "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve such party from any liability that it may have to the indemnified party except to the extent actually prejudiced by such failure. The indemnifying party shall be entitled to participate in the defense of such action brought by any third party and to assume full control of such defense provided, however, that the indemnifying party selects counsel reasonably acceptable to the indemnified party (who may be the same counsel as represents others provided that the interests of the indemnified party are not materially and adversely affected by such common representation); provided, however, THAT:

 5.3.1 The indemnified party shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim;

 5.3.2 The indemnifying party shall notify the indemnified party before entering into any settlement of such Claim or ceasing to defend against such Claim; and

 5.3.3 The indemnifying party shall not be entitled to control but shall be entitled to participate at its own expense in the defense of, and the indemnified party shall be entitled to have sole control over, the defense or settlement of any Claim to the extent the Claim seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, condition or prospects of the indemnified party.

After written notice by the indemnifying party to the indemnified party of its election in accordance with the terms of this Agreement to assume control of the defense of any such action brought by a third party, the indemnifying party shall not be liable to such indemnified party hereunder for any legal expenses subsequently incurred by such indemnified party in connection with the defense or handling thereof. If the indemnifying party does not assume control of the defense of such claims as provided in this Article, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Article. The reimbursement of fees, costs and expenses required by this Article shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. As used in this Article, "Legal Expenses" of a person shall mean any and all reasonable fees, costs and expenses of any kind, (including, without limitation, court costs, counsel fees and attorney fees, but excluding in-house counsel fees for both parties hereto), incurred by such person and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other similar action with respect to any threatened or asserted claim.

5.4 Survival. The obligation to furnish indemnification under this Article shall not be limited in time.


                                ARTICLE VI

                            DISPUTE RESOLUTION


6.1 Negotiation Between Executives. Talley, Waterbury and Balso shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives including in-house counsel who have authority to settle the controversy (subject to board of directors or equivalent approval, if required). Each party shall promptly give the other party written notice of any dispute not resolved in the normal course of business (the "Dispute Notice"). Within 10 business days after delivery of the Dispute Notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 45 business days of the Dispute Notice, or if the parties fail to meet within 10 business days, any of the parties may initiate further dispute resolution procedures as provided hereinafter.

 If a party intends to be accompanied at a meeting by an attorney other than in-house counsel, the other party shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

6.2 Further Dispute Resolution Procedures.

 6.2.1 Appointment of Neutral. If, within 45 business days after the Dispute Notice, the parties have not succeeded in negotiating a written resolution of the dispute, (or if the parties fail to meet within 10 business days after the Dispute Notice), upon written request by any party to the other party, both parties will promptly negotiate in good faith to jointly appoint a mutually acceptable neutral person not affiliated with any of the parties (the "Neutral"). If all parties so agree in writing, a panel of two or more individuals (such panel also being referred to as the "Neutral") may be selected by the parties, or in the absence of an agreement in selecting the Neutral within sixty (60) days of the written request for a Neutral, the Neutral shall be an individual selected by the parties with the assistance of a dispute resolution service if they have been unable to agree upon such appointment within 60 days after the Dispute Notice. The fees and costs of the Neutral and of any such assistance shall be shared equally among the parties.

 6.2.2 Selection of Procedure. In consultation with the Neutral, the parties will negotiate in good faith to select or devise a nonbinding, or, if the parties agree, a binding, alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the Neutral (at the written request of any party to the other parties) making the decision as to the procedure (including allowable discovery procedures, if any,) and/or place and time if the parties have been unable to agree on any of such matters in writing within 10 days after the selection of the Neutral.

 6.2.3 Termination of Procedure. The parties agree to participate in good faith in the ADR to its conclusion; provided, however, that no party shall be obligated to continue to participate in the ADR if the parties have not resolved the dispute in writing within 120 days after the Dispute Notice and any party shall have terminated the ADR by delivery of written notice of termination to the other parties following expiration of said 120-day period. Following any such termination notice after the expiration of the 120-day period, and if any party so requests in writing to the Neutral (with a copy to the other parties), then the Neutral shall make a recommended resolution of the dispute in writing to each party, which recommendation shall not be binding upon the parties; provided, however, that the parties shall give good faith consideration to the settlement of the dispute on the basis of such recommendation, and if any party thereafter pursues any other judicial or non-judicial remedy to conclusion, such party shall pay the reasonable attorneys' fees, costs and other expenses (including expert witness fees) of the other parties incurred in connection with the pursuit and achievement of (and defense against) such remedy, if any, if the result thereof is less favorable to such pursuing party than the recommendation of the Neutral.

6.3 Provisional Remedies. Notwithstanding anything herein to the contrary, any party may seek a temporary restraining order, preliminary injunction or other interim or provisional judicial relief if, in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Article. The provisions of this Article shall be specifically enforceable.

6.4 Secrecy of ADR Proceedings. At the request of any party, ADR proceedings shall be conducted in the utmost secrecy. In such case, all documents, testimony and records shall be received, heard and maintained by the parties and the Neutral in secrecy, available for inspection only by the parties and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy, to use such information only for the purpose of the ADR proceedings, and not to disclose such information to third parties for any other purpose.



                                ARTICLE VII

                         MISCELLANEOUS PROVISIONS

7.1 Survival of Representations, Warranties and Covenants. Each and every representation, warranty and covenant of Balso, Waterbury and Talley contained herein shall survive indefinitely.

7.2 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement signed by Balso, Waterbury and Talley.

7.3 Waiver of Compliance. Any failure of Balso, Waterbury or Talley to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Balso, Waterbury or Talley, as the case may be, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

7.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand against receipt, or if telecopied against confirmation of receipt, or if mailed, certified, express or registered mail, return receipt requested, with postage prepaid, when received:

 7.4.1   If to Balso:

         The Ball and Socket Manufacturing Company, Inc.
         c/o  J. Walter Freiberg, III, Esq.
         Weston, Patrick, Willard & Redding
         84 State Street
         Boston, MA  02109
         Fax No.:  (617) 742-3187

or to such other person or address as Balso shall furnish to Talley and Waterbury in writing.

 7.4.2   If to Talley:

         Mark S. Dickerson, Esq.
         Talley Industries, Inc.
         2702 N. 44th Street
         Phoenix, Arizona  85008
         Fax No.:  (602) 852-6972

or to such other person or address as Talley shall furnish to Balso and Waterbury in writing.

 7.4.3   If to Waterbury:

         Jerry Palanzo
         President
         Waterbury Companies, Inc.
         32 Mattatuck Heights
         Waterbury, CT  06705
         Fax No.:  (203) 755-2798

         With a copy to:

         Mark S. Dickerson, Esq.
         Talley Industries, Inc.
         2702 N. 44th Street
         Phoenix, Arizona  85008
         Fax No.:  (602) 852-6972

or to such other person or address as Waterbury shall furnish to Talley and Balso in writing.

7.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party, which consent shall not unreasonably be withheld provided, however, Talley may assign, without Balso's consent (but only after notice to Balso), any of its rights, interests or obligations to any of its affiliates.

7.6 Transferability of Stock. The Stock is transferable subject to the terms and conditions of this Agreement, any applicable securities laws, the receipt by Talley of an opinion of counsel, reasonably satisfactory to Talley, stating that the transfer will not result in a violation of any applicable securities laws and such other written agreements that Talley may reasonably request from Balso and/or the transferee to confirm that the transfer complies with the terms and conditions of this Agreement and applicable securities laws.

7.7 Governing Law and Choice of Forum. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws and any dispute resulting from this Agreement shall only be brought in a state or federal court located in the State of Arizona and the parties agree to submit to the jurisdiction of such court.

7.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

7.10 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

7.11 Construction. This Agreement shall be construed as a whole, in accordance with its fair meaning, and without regard to or taking into account any assumption or other rule of law requiring construction against the party preparing this Agreement.

7.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement, which shall remain in full force and effect.

7.13 Further Assurances. The parties hereto shall, at any time and from time to time after the Closing, upon request by any other party and without further consideration, take such further actions and execute such documents as may be reasonably necessary or advisable to fully consummate the transaction contemplated by this Agreement or to carry out or perform any obligation of Balso, Waterbury or Talley hereunder.

7.14 Definitions. As used in this agreement, the following terms have the respective meanings herein set forth:

 "Closing Price" means, for any Trading Day, the last sales price for one share of Common Stock regular way on such day or, if no sale of Common Stock took place on such day, the arithmetic average of the closing bid and asked prices regular way for one share of Common Stock, in either case as officially quoted on the New York Stock Exchange or, if different, the principal stock exchange on which Common Stock is listed or, if Common Stock is not listed or admitted to trading on any exchange, the average of the closing bid and asked prices for one share of Common Stock as furnished by any New York Stock Exchange member firm selected from time to time by the board of directors of Talley for the purpose or, if such bid and asked prices are not published, the fair market value of one share of Common Stock as reasonably and in good faith determined by the board of directors of Talley for the purpose.

 "Trading Day" means a day on which the trading floor of the New York Stock Exchange is open for general business.

 7.15 Anniversary Date. In the event that an anniversary date falls on a Saturday, Sunday or legal holiday, the anniversary date for that year shall be extended to the next business day.

 7.16 Valuation of Securities and Property. In the event that the term "Stock" is deemed for purposes of this Agreement to include any securities and/or other property that are not traded on the New York Stock Exchange and a valuation of such securities and/or property is required under this Agreement, then an appropriate valuation methodology shall be mutually agreed upon by Talley and Balso.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                   "BALSO":

                   THE BALL AND SOCKET MANUFACTURING
                   COMPANY, INC., a Delaware
                   corporation

                   By:  Richard A. Butler, Jr.
                        Richard A. Butler, Jr.
                        President


                   "TALLEY":

                   TALLEY INDUSTRIES, INC.,
                   a Delaware corporation

                   By:  Mark S. Dickerson
                        Mark S. Dickerson
                        Vice President, General Counsel
                          and Secretary


                   "WATERBURY"

                   WATERBURY COMPANIES, INC.,
                   a Delaware corporation

                   By:  Gerald J. Palanzo, Jr.
                        Gerald J. Palanzo, Jr.
                        President


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